AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 14, 2005
Registration No. 333-126814

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAPITAL AUTOMOTIVE REIT
(Exact name of registrant as specified in its charter)

Maryland	6798	54-1870224
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of organization)	Classification Code Number)	Identification Number)

Thomas D. Eckert
President and Chief Executive Officer
Capital Automotive REIT
8270 Greensboro Drive, Suite 950	8270 Greensboro Drive, Suite 950
McLean, Virginia 22102	McLean, Virginia 22102
(703) 288-3075	(703) 288-3075
(Address, including zip code, and telephone number, including area	(Name, address, including zip code, and telephone
code, of registrant’s principal executive offices)	number, including area code, of agent for service)
With a copy to:
Sylvia M. Mahaffey
Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, D.C. 20037
(202) 663-8000

     Approximate date the registrant proposes to begin selling securities to the public: From time to time after the effective date of this registration statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement is to become effective in accordance with Section 8(a) of the Securities Act or until the registration statement becomes effective on the date the SEC, acting under Section 8(a), determines.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated September 14, 2005
PROSPECTUS
CAPITAL AUTOMOTIVE REIT
351,525 Common Shares of Beneficial Interest
     We may issue up to 351,525 common shares for redemption of units of limited partnership interest issued by Capital Automotive L.P. Capital Automotive L.P. issued 351,525 units in connection with the acquisitions of real estate property that closed June 30, 2004. All 351,525 units became redeemable July 31, 2005, as more fully described in our prospectus. The holders of the units have the right to notify Capital Automotive L.P. that they want their units redeemed. We have the right to assume the obligations of Capital Automotive L.P. to redeem units. If the unitholders exercise their right to have their units redeemed, we may issue common shares in exchange for those units on the basis of one common share for each unit redeemed. Our registration of our common shares does not mean that we will offer or sell our common shares to the unitholders, if and when the unitholders redeem units. We may choose not to assume the obligations of Capital Automotive L.P. or we may choose to pay cash in exchange for the units. We will not receive any money from the offer and sale of our common shares to the unitholders.
     We are also registering the resale of our common shares by the holders of the 351,525 units issued on June 30, 2004. Our registration of our common shares for possible resale does not mean that the persons who receive common shares from us for their units will offer and sell their shares. We will not receive any money from any offer and sale of common shares by the selling shareholders. See “Use of Proceeds,” “Selling Shareholders” and “Plan of Distribution.”
     Our common shares are quoted on the Nasdaq National Market under the symbol “CARS.” On September 13, 2005, the closing sales price of our common shares as reported on the Nasdaq National Market was 38.32 per share.
     To maintain our qualification as a real estate investment trust, we limit the transfer of our common shares. No person may own more than 9.9% of our outstanding shares or 9.9% of our outstanding shares of preferred stock, as determined under the attribution rules of the Internal Revenue Code, subject to exceptions under the law and our right, subject to certain limitations, to grant waivers of these limits.
     You should be aware that an investment in our common shares involves various risks. See “Risk Factors” on Page 2 and in our Current Report on Form 8-K/A filed on March 11, 2005, which is incorporated into our prospectus by reference.
     The holders of units should also realize that the redemption of a unit will be treated as a taxable sale of the unit. As such, each holder will recognize gain or loss from the sale of the unit equal to the difference between the amount considered realized for tax purposes and the holder’s adjusted tax basis in the unit.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                   .

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may offer and sell common shares described in our prospectus on redemption of units of limited partnership interest of Capital Automotive L.P., which we refer to as the Partnership, in one or more offerings to persons who acquired their units on June 30, 2004. The persons who receive common shares from us may also resell those shares. Our prospectus provides you with a general description of our common shares. If required, we will deliver or provide our prospectus supplement if and when we offer and sell any common shares, or when the selling shareholders offer and resell any common shares that will contain specific information about all of the terms of that offering. Our prospectus supplement may also add, update or change information contained in this prospectus. You should read both our prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
     References to “we,” “us” or “our” refer to Capital Automotive REIT or, if the context requires, the Partnership and our business and operations conducted through the Partnership and/or directly or indirectly owned subsidiaries. The term “you” refers to a prospective investor. We are the sole general partner of the Partnership and, as of June 30, 2005, owned approximately 85.3% of the common units of partnership interest in the Partnership, which we refer to as units. Units of the Partnership held by limited partners (other than us) are redeemable, at the option of the holder, for cash, or we may assume the redemption obligations of the Partnership and acquire the units in exchange for our common shares on a one-for-one basis.
     In this prospectus, we use the term “dealerships” to refer to franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses and other related businesses, which are the types of businesses that are operated on our properties. We also use the term “dealer group,” “tenant,” or “operators of dealerships” to refer to the related persons and entities that lease our properties from us or mortgage their properties with us.

RISK FACTORS
     Our prospectus, including our documents incorporated herein by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Also, documents that we subsequently file with the SEC and are incorporated herein by reference will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” In particular, the risk factors included or incorporated by reference in our prospectus describe forward-looking information. The risk factors are not all inclusive, particularly with respect to possible future events. Other parts of, or documents incorporated by reference into, our prospectus may also describe forward-looking information. Many things can happen that can cause our actual results to be very different than those described. These factors include, but are not limited to:
•	risks that our tenants will not pay rent;

•	risks related to the mortgage loans in our portfolio, such as the risk that our borrowers will not pay the principal or interest or otherwise defaults, the level of interest income generated by the mortgage loans, the market value of the mortgage loans and of the properties securing the loans, and provisions of federal, state and local law that may delay or limit our ability to enforce our rights against a borrower or guarantor in the event of a default under a loan;

•	risks related to our reliance on a small number of dealer groups for a significant portion of our revenue;

•	risks of financing, such as increases in interest rates and our ability to meet existing financial covenants, to maintain our investment-grade senior unsecured debt ratings and to consummate planned and additional financings on terms that are acceptable to us;

•	risks that our growth will be limited if we cannot obtain additional capital or refinance our maturing debt;

•	risks that planned and additional real estate investments may not be consummated;

•	risks that competition for future real estate investments could result in less favorable terms for the Company;

•	risks relating to the automotive industry, such as the ability of our tenants to compete effectively in the automotive retail industry or operate profitably and the ability of our tenants to perform their lease obligations as a result of changes in any manufacturer’s production, supply, vehicle financing, incentives, warranty programs, marketing or other practices, or changes in the economy generally;

•	risks generally incident to the ownership of real property, including adverse changes in economic conditions, changes in the investment climate for real estate, changes in real estate taxes and other operating expenses, adverse changes in governmental rules and fiscal policies and the relative illiquidity of real estate;

•	risks related to our financing of new construction and improvements;

•	environmental and other risks associated with the acquisition and leasing of automotive properties; and

•	risks related to our status as a REIT for federal income tax purposes, such as the existence of complex regulations relating to our status as a REIT, the effect of future changes in REIT requirements as a result of new legislation and the adverse consequences of the failure to qualify as a REIT.
     Given these uncertainties, those described in this prospectus under “Capital Automotive REIT — Recent Development,” and those incorporated into this prospectus from our Current Report on Form 8-K/A filed on March 11, 2005, readers are cautioned not to place undue reliance on our forward-looking statements. We also make no promise to update any of the forward-looking statements, or to publicly release the results if we revise any of them. You should carefully review the risks and the risk factors incorporated by reference into this prospectus, as well as the other information in this prospectus or referred to in this prospectus, before buying our common shares.

CAPITAL AUTOMOTIVE REIT
     We are a self-administered and self-managed real estate company operating as a real estate investment trust, or a REIT, for federal income tax purposes. Our primary business strategy is to purchase real estate (land, buildings and other improvements), or leasehold interests therein which we simultaneously lease to operators of franchised automobile dealerships and motor vehicle service, repair or parts businesses, used vehicle businesses and other related businesses under long-term, triple-net leases. In addition, we provide mortgages, fund facility improvements, construction financing and takeout commitments in certain circumstances. Triple-net leases typically require the tenant to pay all operating expenses of a property, including, but not limited to, all real estate taxes, assessments and other government charges, insurance, utilities, repairs and maintenance. We focus on leasing properties or providing mortgages to dealer groups that have a long history of operating multi-site, multi-franchised dealerships, generally targeting the largest dealer groups in terms of revenues in the largest metropolitan areas in the U.S. in terms of population. The objective of our strategy is to provide long-term, predictable, stable cash flow for our shareholders.
     As of June 30, 2005, we had real estate investments of nearly $2.5 billion, primarily consisting of interests in 345 properties located in 32 states, including approximately 2,687 acres of land and containing approximately 15.1 million square feet of buildings and improvements. Our tenants operate 509 motor vehicle franchises on our properties, representing 44 brands of motor vehicles, which include all of the top selling brands in the U.S.
     Our principal executive offices are located at 8270 Greensboro Drive, Suite 950, McLean, Virginia 22102 and our telephone number is (703) 288-3075. Our website address is www.capitalautomotive.com. The information contained in our website is not a part of this prospectus. We make available free of charge on our website our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as reasonably practicable after they have been field with or furnished to the SEC electronically.
Recent Development
     Agreement and Plan of Merger. On September 2, 2005, based upon the recommendation of the Special Committee of our Board of Trustees, our Board of Trustees, acting both directly on our behalf and on our behalf in our capacity as the sole general partner of the Partnership, unanimously approved the execution of an Agreement and Plan of Merger among us, the Partnership, Flag Fund V LLC, a Delaware limited liability company, and two of its merger subsidiaries. The merger agreement provides that Flag Fund V LLC, a Delaware limited liability company, will acquire us and our subsidiaries through two separate mergers. In one merger, one of Flag Fund V’s merger subsidiaries will merge into us, and in the other merger, the other merger subsidiary will merge into the Partnership. After the mergers, we will continue as the surviving REIT, and the Partnership will continue as the surviving partnership. Pursuant to the merger agreement, each of our issued and outstanding common shares will be converted into the right to receive $38.75 in cash, without interest, and each common unit of limited partnership interest of the Partnership will be converted into the right to receive either (i) $38.75 in cash or (ii) if the holder of the unit so elects, subject to certain conditions, one membership interest in a newly created limited liability company affiliate of Flag Fund V that will own, as its sole asset, a common limited partnership interest in the Partnership.
     In connection with consummation of the mergers, four of our senior executive officers have agreed to enter into new, three-year employment agreements with the Partnership, and one of our executive officers has agreed to enter into a new, one-year employment agreement.
     The consummation of these mergers is subject to customary closing conditions, and both we and Flag Fund V have the right to terminate the merger agreement under specified circumstances. These include circumstances under which we may be required to pay Flag Fund V a break-up fee of $40.0 million or reimburse Flag Fund V for its out-of-pocket costs and expenses up to $7.5 million ($5.0 million if the reason for termination is the failure to obtain shareholder approval) and circumstances under which Flag Fund V may be required to reimburse us for our out-of-pocket costs and expenses up to $7.5 million.
     It currently is anticipated that the mergers will close in late 2005 or early 2006.
     Forward-Looking Statements Relating to Proposed Mergers. The delay in or failure to close the mergers may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by forward-looking statements contained in other parts of, or documents incorporated by reference into, this prospectus. Factors that might cause such a difference include, but are not limited to:
•	the satisfaction of the conditions to closing of the proposed mergers, including the requirement that the holders of a majority of our outstanding common shares approve the merger agreement;
•	the commencement of litigation challenging the proposed mergers; or
•	the occurrence of a material adverse change in our business, assets, properties, results of operations or financial condition.
More detailed information about the merger agreement, the contemplated terms of the mergers, and the employment arrangements with the executive officers is set forth in our Form 8-K dated September 2, 2005, and filed with the SEC on September 6, 2005. A copy of the merger agreement also is included in the Form 8-K as an exhibit. The Form 8-K, including exhibits, is incorporated into this registration statement by reference, as described in the section “Where You Can Find More Information” appearing elsewhere in this prospectus.
USE OF PROCEEDS
     We will not receive any proceeds from common shares offered and sold on redemption of units. We will not receive any proceeds from common shares sold by the selling shareholders.
MARKET PRICE OF COMMON SHARES
     Our common shares have traded on the Nasdaq National Market under the symbol “CARS” since February 13, 1998. Listed below are the high and low sales prices of our common shares as reported on the Nasdaq National Market and the distributions declared for each of the periods indicated.

	Price Per Share		Distributions
	High	Low	Declared Per Share
2005
Third quarter (to September 13, 2005)	$40.420	$34.750	$—
Second quarter	38.820	32.050	0.4460
First quarter	35.650	31.790	0.4380
2004
Fourth quarter	$35.530	$30.670	$0.4305
Third quarter	32.000	27.760	0.4265
Second quarter	35.700	25.120	0.4230
First quarter	36.220	31.630	0.4200
2003
Fourth quarter	$33.000	$30.160	$0.4165
Third quarter	30.870	27.430	0.4140
Second quarter	28.960	24.950	0.4110
First quarter	25.350	22.500	0.4085

DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST
     We are a Maryland real estate investment trust. Your rights as a common shareholder are governed by the Code of Maryland, including Title 8 of the Corporations and Associations Article, our declaration of trust and our bylaws. The following summary of the material terms, rights and preferences of the common shares of beneficial interest is not complete. You should read our declaration of trust and bylaws for more complete information.
Authorized Shares
     Our declaration of trust allows us to issue up to 100,000,000 common shares of beneficial interest, par value $.01 per share, and 20,000,000 preferred shares of beneficial interest, par value $.01 per share. As of June 30, 2005, we had 46,173,833 common shares outstanding and 6,550,000 preferred shares outstanding, of which 3,950,000 were designated as 7 1/2% Series A Cumulative Redeemable Preferred Shares and 2,600,000 were designated as 8% Series B Cumulative Redeemable Preferred Shares.
     Authority of the Board of Trustees Relating to Authorization and Classification of Shares. Our declaration of trust allows our Board of Trustees to take the following actions without approval by you or any shareholder:
•	classify or reclassify any authorized but unissued common shares or preferred shares into one or more classes or series of shares of beneficial interest;

•	amend the declaration of trust to change the total number of shares of beneficial interest authorized; or

•	amend the declaration of trust to change the authorized number of shares of any class or series of shares of beneficial interest.
     If there are any laws or stock exchange rules which require us to obtain shareholder approval in order for us to take these actions, however, we will contact you and other shareholders to solicit that approval.
     We believe that the power of the Board of Trustees to issue additional shares of beneficial interest will provide us with greater flexibility in structuring possible future financings and acquisitions and in meeting other future needs. Although the Board of Trustees does not currently intend to do so, it has the ability to issue a class or series of beneficial shares that could have the effect of delaying or preventing a change of our control that might involve a premium price for holders of our common shares or otherwise be favorable to them.
Shareholder Liability
     Under Maryland law, you will not be personally liable for any obligation of ours solely because you are a shareholder. Under our declaration of trust, our shareholders are not liable for our debts or obligations by reason of being a shareholder and will not be subject to any personal liability, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder.
     Notwithstanding these limitations, common law theories of “piercing the corporate veil” may be used to impose liability on shareholders in certain instances. Also, to the extent, that we conduct operations in another jurisdiction where the law of that jurisdiction
•	does not recognize the limitations of liability afforded by contract, Maryland law and our declaration of trust; and

•	does not provide similar limitations of liability applicable to real estate investment trusts or other trusts, a third party could attempt, under limited circumstances, to assert a claim against our shareholders based on our obligations.
Common Shares
     All common shares offered through this prospectus will be duly authorized, fully paid and nonassessable. As a shareholder, you will be entitled to receive distributions, or dividends, on the shares you own if the Board of Trustees authorizes a dividend out of our legally available assets. Your right to receive those dividends may be affected, however, by the preferential rights of any other class or series of shares of beneficial interest and the provisions of our declaration of trust regarding restrictions on the transfer of shares of beneficial interest. For example, you may not receive dividends if no funds are available for distribution after we pay dividends to holders of preferred shares. You will also be entitled to receive dividends based on our assets available for distribution to common shareholders if we liquidate, dissolve or wind-up our operations. The amount you, as a shareholder, would receive in the distribution would be determined by the amount of your beneficial ownership of us in comparison with other beneficial owners. Assets will be available for distribution to shareholders only after we have paid all of our known debts and liabilities and paid the holders of any preferred shares we may issue which are outstanding at that time.
     Voting Rights. Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of common shareholders, including the election of trustees. The right to vote is subject to the provisions of our declaration of trust regarding the restriction of the transfer of shares of beneficial interest, which we describe under “–Restrictions on Ownership and Transfer,” below. There is no cumulative voting in the election of trustees, which means that, under Maryland law and our declaration of trust, the holders of a plurality of the outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.
     As a holder of a common share, you will not have any right to:
•	convert your shares into any other security;

•	have any funds set aside for future payments;

•	require us to repurchase your shares; or

•	purchase any of our securities, if other securities are offered for sale, other than as a member of the general public.
     Subject to the terms of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as each other common share.
     According to the terms of our declaration of trust and bylaws, and Maryland law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:
•	our intentional disqualification as a real estate investment trust or revocation of our election to be taxed as a real estate investment trust (which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter),

•	the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present),

•	the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter),

•	the amendment of our declaration of trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in our declaration of trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter),

•	our dissolution (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), and

•	our merger or consolidation with another entity or sale of all or substantially all of our property or assets (which requires the approval of the Board of Trustees and an affirmative vote of a majority of all the votes entitled to be cast on the matter).
     Our declaration of trust permits the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under Maryland law without the approval of you or other shareholders. Our declaration of trust permits the Board of Trustees to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue without approval by you or other shareholders.
     Preemptive Rights. Under our declaration of trust, no holder of shares of beneficial interest has any preemptive right to subscribe for any issuance of additional shares, other than as the Board of Trustees may provide in its sole discretion.
     Stock Exchange Listing. Our common shares are traded on the Nasdaq National Market under the trading symbol “CARS.”
     Transfer Agent and Registrar. The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, New York, New York.
Registration Rights Agreements
     Under the Partnership’s partnership agreement, we have agreed to file one or more registration statements that covers the resale of common shares upon exchange of units of the Partnership that were issued in private placements at the time of and since our formation. In addition, prior to our filing of a registration statement with respect to a firm commitment underwritten public offering of our shares, we are obligated to notify each holder of common shares that were issued upon exchange of units of the Partnership and, subject to limitations, to allow the holder to include such common shares in the offering.
     We must use our best efforts to maintain the effectiveness of these registration statements. The exchange of outstanding securities for common shares will increase the number of outstanding common shares and will increase our percentage ownership interest in the Partnership.
CERTAIN PROVISIONS OF MARYLAND LAW AND
OUR DECLARATION OF TRUST AND BYLAWS
     The following summary of certain provisions of the Maryland General Corporation Law and our declaration of trust and bylaws is not complete. You should read the Maryland General Corporation Law and our declaration of trust and bylaws for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, both of which are discussed below, could have the effect of delaying or preventing a change in our control. Also, the removal of trustees provisions of the declaration of trust and the advance notice provisions of the bylaws could have the effect of delaying or preventing a transaction or a change in our control. These provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of common shares or otherwise benefits shareholders.
Restrictions on Ownership and Transfer
     General. Restrictions on ownership and transfer of shares are important to ensure that we meet certain conditions under the Code to qualify as a REIT. For example, the Code contains the following requirements.
•	No more than 50% in value of a REIT’s shares may be owned, actually or constructively (based on attribution rules in the Code), by five or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year, which we refer to as the 5/50 Rule. Under the Code, individuals include certain tax-exempt entities, except that qualified domestic pension funds are not generally treated as individuals.

•	If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a tenant of the REIT’s property, the rent received by the REIT from the tenant will not be “qualifying income” for purposes of the REIT gross income tests of the Code.

•	A REIT’s stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
     In order to maintain our qualification as a REIT, our declaration of trust, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.9% of the outstanding common shares, any class or series of preferred shares or any other class or series of capital stock. In this prospectus, the term “ownership limitation” is used to describe this provision of our declaration of trust.
     Any transfer of shares will be null and void, and the intended transferee will acquire no rights in such shares if the transfer:
•	results in any person owning, directly or indirectly, shares in excess of the ownership limitation;

•	results in the shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	results in our being “closely held” (within the meaning of Section 856(h) of the Code);

•	causes us to own, directly or constructively, 10% or more of the ownership interests in a tenant of our real property (within the meaning of Section 856 (d) (2)(B) of the Code); or

•	otherwise results in our failure to qualify as a REIT.
     Automatic Transfer of Shares to Trust. With certain exceptions described below, if any purported transfer of shares would violate any of the restrictions described in the immediately preceding paragraph, then the transfer will be null and void, and those shares will be designated as “shares-in-trust” and transferred automatically to a charitable trust. The transfer to the trust is effective as of the end of the business day before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust must deliver those shares to us for registration in the name of the trust. We will designate a trustee who is not affiliated with us. The beneficiary of the trust will be one or more charitable organizations named by us.
     Any shares-in-trust remain issued and outstanding shares and are entitled to the same rights and privileges as all other shares of the same class or series. The trust receives all dividends and distributions on the shares-in-trust and holds such dividends and distributions in trust for the benefit of the beneficiary. The trustee votes all shares-in-trust. The trustee shall also designate a permitted transferee of the shares-in-trust. The permitted transferee must purchase the shares-in-trust for valuable consideration and acquire the shares-in-trust without resulting in the transfer being null and void.
     The record holder with respect to shares-in-trust must pay the trust any dividends or distributions received by such record holder (1) that are attributable to any shares-in-trust and (2) if the record date for those shares-in-trust was on or after the date that such shares became shares-in-trust. Upon sale or other disposition of the shares-in-trust to a permitted transferee, the record holder generally will receive from the trustee, the lesser of:
•	the price per share, if any, paid by the record holder for the shares, or

•	if no amount was paid for such shares (e.g., if such shares were received through a gift or devise),
•	the price per share equal to the market price (which is calculated as defined in our declaration of trust) on the date the shares were received, or

•	the price per share received by the trustee from the sale of such shares-in-trust.
     Any amounts received by the trustee in excess of the amounts paid to the record owner will be distributed to the beneficiary. Unless sooner sold to a permitted transferee, upon our liquidation, dissolution or winding up, the record owner generally will receive from the trustee its share of the liquidation proceeds but in no case more than the price per share paid by the record owner or, in the case of a gift or devise, the market price per share on the date such shares were received by the trust.
     The shares-in-trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created the shares-in-trust (or, in the case of a gift or devise, the market price per share on the date of such transfer) or (2) the market price per share on the date that we, or our designee, accepts such offer. We may accept such offer for a period of 90 days after the later of (1) the date of the purported transfer which resulted in such shares-in-trust or (2) the date we determine in good faith that a transfer resulting in such shares-in-trust occurred.
     Any person who acquires or attempts to acquire common shares or preferred shares which would be null and void under the restrictions described above, or any person who owned common shares or preferred shares that were transferred to a trust, must (1) give us immediate written notice of such event and (2) provide us such other information as requested in order to determine the effect, if any, of such transfer on our status as a REIT.
     If a shareholder owns more than 5% of the outstanding common shares or preferred shares, then the shareholder must notify us of its share ownership by January 30 of each year.
     The ownership limitation generally does not apply to the acquisition of shares by an underwriter that participates in a public offering of such shares. In addition, the Board of Trustees may exempt a person from the ownership limitation under certain circumstances and conditions. The Board may not grant an exemption from the ownership limitation to any proposed transferee whose ownership, direct or indirect, of our shares of beneficial interest in excess of the ownership limitation would result in the termination of our status as a REIT. The restrictions described above will continue to apply until (1) the Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, and (2) there is an affirmative vote of two-thirds of the votes entitled to be cast on such matter at a regular or special meeting of our shareholders.
     The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in our control that might involve a premium price for the common shares or preferred shares or otherwise be in the best interest of our shareholders. All certificates representing shares will bear a legend referring to the restrictions described above.
Business Combinations
     Maryland General Corporation Law prohibits us from entering into “business combinations” and other corporate transactions unless special actions are taken. The business combinations that require these special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an “interested shareholder” (as defined below). An interested shareholder is:
•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	any of our affiliates which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question.
We may not engage in a business combination with an interested shareholder or any of its affiliates for five years after the interested shareholder becomes an interested shareholder. This prohibition does not apply to business combinations involving us that are exempted by the Board of Trustees before the interested shareholder becomes an interested shareholder.
     We may engage in business combinations with an interested shareholder if at least five years have passed since the person became an interested shareholder, but only if the transaction is:
•	recommended by our Board of Trustees; and

•	approved by at least
•	80% of our outstanding shares entitled to vote; and

•	two-thirds of our outstanding shares entitled to vote that are not held by the interested shareholder.
     Shareholder approval will not be required if our common shareholders receive a minimum price (as defined in the statute) for their shares and our shareholders receive cash or the same form of consideration as the interested shareholder paid for its shares.
Control Share Acquisitions
     Our declaration of trust exempts acquisitions of our shares of beneficial interest by any person from “control share acquisition” requirements discussed below. There is no assurance that such exemption will not be amended or eliminated in the future. If the exemption was eliminated, “control share acquisitions” would be subject to the following provisions.
     The Maryland General Corporation Law provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights unless two-thirds of the shareholders (excluding shares owned by the acquirer, and by the officers and trustees who are employees of the Maryland real estate investment trust) approve their voting rights.
     “Control Shares” are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the trustees:
•	10% or more but less than one-third of such shares;

•	one-third or more but less than a majority of such shares; or

•	a majority of the outstanding shares.
     Control shares do not include shares the acquiring person is entitled to vote with shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

     If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Trustees to call a special meeting of shareholders to consider the voting rights of the control shares. We could also present the question at any shareholders’ meeting on our own.
     If this provision becomes applicable to us, subject to certain conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a shareholders meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other shareholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.
Limitation of Liability of Trustees and Officers
     Our declaration of trust provides that, to the fullest extent that limitations on the liability of trustees and officers are permitted by the Maryland General Corporation Law, no trustee or officer shall be liable to us or our shareholders for money damages. The Maryland General Corporation Law provides that we may restrict or limit the liability of trustees or officers for money damages except
•	to the extent anyone actually received an improper benefit or profit in money property or services; or

•	a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.
Indemnification of Trustees and Officers
     Our declaration of trust and bylaws permit us to indemnify any of its employees or agents. The bylaws require us to indemnify each trustee or officer who has been successful in defending any proceeding to which he or she is made a party by reason of his or her service to us. We have also entered into separate indemnification agreements with certain of our trustees and certain of our executive officers. The agreements require that we indemnify our trustees and officers to the fullest extent permitted by Maryland General Corporation Law. The agreements also require us to indemnify and advance all expenses incurred by trustees and officers seeking to enforce their indemnification agreements. We must also cover trustees and officers under our trustees’ and officers’ liability insurance. Although the form indemnification agreement offers substantially the same scope of coverage as our declaration of trust and bylaws, the agreements provide greater assurance to the trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by our shareholders.
     The Maryland General Corporation Law provides that we may indemnify trustees and officers unless
•	the trustee actually received an improper benefit or profit in money, property or services;

•	the act or omission of the trustee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	in a criminal proceeding, the trustee had reasonable cause to believe that the act or omission was unlawful.
     Our bylaws require, as a condition to advancing expenses, (1) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (2) a written affirmation to repay the amount paid by us if it is determined that the trustee or officer was not entitled to indemnification.

Meetings of Shareholders
     Our bylaws provide for an annual meeting of shareholders to elect individuals to the Board of Trustees and transact such other business as may properly be brought before the meeting. Special meetings of shareholders may be called by our President, the Board of Trustees or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of our outstanding shares of beneficial interest entitled to vote.
     Our bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken by unanimous written consent without a meeting. The written consent must, among other items, specify the action to be taken and be signed by each shareholder entitled to vote on the matter.
DESCRIPTION OF THE PARTNERSHIP AGREEMENT
     The following summary of the partnership agreement of the Partnership, as currently in effect, including the descriptions of certain provisions described elsewhere in this prospectus, is qualified in its entirety by reference to the partnership agreement. The partnership agreement is on file with the SEC and is incorporated by reference as an exhibit to this Registration Statement. You should read the partnership agreement for a complete description of all its terms.
Management
     The Partnership was formed as a Delaware limited partnership in October 1997. We are the sole general partner and the holder of a majority of the units of the Partnership. Under the partnership agreement, we have full, exclusive and complete responsibility and discretion in the management and control of the Partnership, subject to certain limited exceptions. The limited partners of the Partnership generally have no authority to participate in or exercise control or management power over the business and affairs of the Partnership.
Indemnification
     The Partnership provides for indemnification of us, as general partner, our officers and trustees and such other persons as we may designate, to the same extent indemnification is provided in our declaration of trust. Our liability and the liability of our officers and trustees to the Partnership are limited to the same extent as under our declaration of trust.
Transferability of Interests
     The partnership agreement generally provides that we may not voluntarily withdraw from the Partnership, or transfer or assign our interest in the Partnership. The limited partners, on the other hand, may transfer their units to successor business entities, to immediate family members or pursuant to redemption rights described in the partnership agreement. All other transfer by limited partners may only occur if the Partnership consents and the transfer does not violate federal and state securities laws or REIT qualification rules under the Code. The limited partners may also transfer units to a qualified transferee as described in the partnership agreement. No transferee may become a substituted limited partner without our consent.
Extraordinary Transactions
     Except as permitted under the partnership agreement, we may not (1) engage in any merger, consolidation or other combination, (2) sell all or substantially all of our assets, or (3) reclassify, recapitalize or change our outstanding common shares. These transactions are referred to as business combinations.
     The partnership agreement permits us to participate in a business combination if the holders of units will receive the same consideration per unit or preferred unit, if any, as shareholders receive per common share or preferred share, and no more than 75% of the equity securities of the acquiring person will be owned by us or related persons. If there is an offer to purchase, tender or exchange common shares, each holder of units will be able to exchange its units for the greatest amount of cash, securities or property that a limited partner would have received had he redeemed his units for common shares, and then accepted the sale, tender or exchange offer for those shares.
     The partnership agreement also permits us to merge into or consolidate with another person if, immediately after the merger or consolidation, substantially all of the assets of the surviving entity are contributed to the Partnership as a capital contribution in exchange for units and the surviving entity agrees to assume the obligations of the general partner.
Offers and Sales of Additional Units
     Since its formation, the Partnership has issued and will continue to issue additional units. The Partnership may also issue additional units representing general partnership interests, common limited partnership interests or preferred limited partnership interests of any class or series, with such rights, powers and preferences as the general partner sets.
Capital Contributions and Additional Funds
     If the Partnership requires additional funds at any time, then we, to the extent consistent with our REIT status, may borrow such funds from a lender and lend such funds to the Partnership on comparable loan terms. We may also give the Partnership additional funds by making additional capital contributions in return for units. If we sell additional securities, we will contribute the net proceeds to the Partnership by making additional capital contributions. If we contribute additional capital to the Partnership, our limited partnership interest in the Partnership will increase on a proportionate basis based upon the amount of the additional capital contributed. If the additional capital contribution arises from the sale of securities, we will receive units of limited partnership interest with rights comparable to the rights of the securities that were sold by us. If our limited partnership interest increases, the limited partnership interests of the limited partners will decrease proportionately.
Limited Partner Redemption Rights
     Under the partnership agreement, each limited partner has the right to require the Partnership to redeem part or all of his units for cash after a specified holding period that is at least one year from the date such units were first acquired by the limited partner. We may elect to assume the obligations of the Partnership and may acquire the units for common shares on a one-for-one basis. The number of common shares that could be issued to these holders of units on redemption will be adjusted in the event of stock splits, stock dividends, issuances of certain rights, certain extraordinary distributions and similar events.
     The Partnership can refuse or delay a redemption if it would cause any person to violate any ownership limitation or provision of our declaration of trust or otherwise jeopardize our status as a REIT. See “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws — Restrictions on Ownership and Transfer.”
     The holders of units have been given registration rights requiring us to register the re-sale of any common shares issued in exchange for units.
Tax Matters
     As provided in the partnership agreement, we are the tax matters partner of the Partnership. Accordingly, we make whatever tax elections must be made under the Code. The net income or net loss of the Partnership will generally be allocated to us and the limited partners in accordance with priorities of distribution. See “Federal Income Tax Consequences — Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships.”
Distributions
     Subject to the terms of any preferred units, the Partnership distributes cash on a quarterly basis (or, if we elect, more frequently), to its limited partners in accordance with their respective percentage interests in the Partnership.

Operations
     The partnership agreement requires that the Partnership operate in a manner that will enable us to satisfy the requirements for classification as a REIT and to ensure that we will not be classified as a publicly traded partnership under the Code. Under the partnership agreement, except as otherwise provided, the Partnership will also assume and pay when due, or reimburse us for payment of, all costs and expenses relating to the ownership of interests and operation of the Partnership.
Duties and Conflicts
     The partnership agreement provides generally that all of our business activities must be conducted through the Partnership.
Term
     The term of the Partnership continues until December 31, 2073, or until sooner dissolved upon the occurrence of certain events.
REDEMPTION OF UNITS
Terms of Redemption of Units
     On June 30, 2004, the Partnership issued an aggregate of 351,525 units to the owners of certain real estate property as consideration for the contribution of these properties to wholly owned subsidiaries of the Partnership. Information about the properties, dates of contribution, the date the units become exchangeable and the number of units that were sold by the Partnership is set forth below:

				Date First	Number
Unitholder	Dealerships	Property	Contribution Date	Exchangeable	of Units
L.G.S. Autonation, LLC	Toyota of Bedford	Bedford, Ohio	June 30, 2004	July 31, 2005	170,068

Auto Properties, LLC*	Honda of Westminister Heritage Dodge and Nissan	Westminister, Maryland	June 30, 2004	July 31, 2005	181,457

*	On July 11, 2005, Auto Properties, LLC distributed its units to its sole member, Auto Properties II, LLC, which, in turn, distributed the units to its members pro rata in accordance with such members’ percentage interest. Consequently, David D. Smith, an individual, holds 90,729 units, and S. Fader Family, LLC holds 90,728 units.
     Beginning on July 31, 2005, the holders of 351,525 units can cause the Partnership to redeem the units for cash. We have the right to assume the obligations of the Partnership to redeem units and may redeem the units for cash or may issue common shares for units on a one-for-one basis, subject to adjustment. The number of common shares that could be issued to the holders of units on redemption will be adjusted in the event of stock splits, stock dividends, issuances of certain rights, certain extraordinary distributions and similar events.
     We will only issue our common shares if (1) the holders decides to redeem their units, (2) we decide to assume the Partnership’s redemption obligation, and (3) we decide to offer and sell common shares. We are also now registering the resale of such common shares for the recipient, if and when such shares are offered and sold.
     The holders of units must deliver a notice of redemption to the Partnership. The holders will have the right to receive an amount of cash from the Partnership equal to the “cash amount,” as defined in the partnership agreement. The cash amount will be determined as of the date that the Partnership receives the notice of redemption. If the common shares are then quoted on the Nasdaq National Market or are listed on a national securities exchange, the cash amount will be the average of the daily sale prices of common shares for the 20 consecutive trading days immediately preceding the five trading days prior to the date that the Partnership received the notice of redemption. If we elect to redeem the units for common shares, the holders will have no right to receive cash.
     We will deliver duly authorized, validly issued, fully paid and nonassessable common shares, free and clear of any pledge, lien, encumbrance or restriction, other than those provided in the declaration of trust and bylaws or under applicable state and federal securities laws, on redemption of units. The common shares that we deliver will be subject to the terms of the registration rights that relate to those shares.
Certain Conditions to the Exchange
     If we decide to assume the Partnership’s obligation to redeem units and to offer common shares in exchange for such units, we will issue those common shares to the redeeming holder promptly upon receipt of a notice of redemption unless:
•	a redemption would cause the holder or any other person to violate the restrictions on ownership and transfer provisions of our declaration of trust;

•	a redemption is for less than 1,000 units, or if the holder holds less than 1,000 units, the redemption is for less than all of the holder’s units;

•	the holder has delivered more than four notices of redemption during a calendar year; or

•	a redemption would cause the Partnership to be a “publicly traded partnership” under Section 7704 of the Code.
     The redeeming holder will have no right to receive any Partnership distribution on any units that have been tendered for redemption if the record date for such distribution is on or after a date that is 30 days after the date of the notice of redemption to the Partnership.
     Any attempted exchange in violation of any of the above conditions will have no effect.
     We will not issue common shares in exchange for units if the issuance of the common shares would:
•	cause any person to own, directly or indirectly, common shares in excess of 9.9% of our outstanding common shares;

•	cause our common shares to be owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	cause us to be closely held within the meaning of Section 856(h) of the Code;

•	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our property, within the meaning of Section 856(d)(2)(B) of the Code;

•	otherwise violate our declaration of trust or bylaws; or

•	be integrated with any other distribution of our shares of beneficial interest for purposes of complying with the registration provisions of the Securities Act of 1933, as amended.

COMPARISON OF CAPITAL AUTOMOTIVE REIT AND THE PARTNERSHIP
     Generally an investment in our common shares is economically equivalent to an investment in the units of the Partnership. Currently, only our common shares and units of the Partnership are outstanding. Holders of our common shares and holders of units receive similar distributions.
     However, there are also differences between ownership of units and ownership of our common shares, some of which may be material to investors. The information below highlights a number of the significant differences between us and the Partnership, including form of organization, management control, voting rights, liquidity and federal income tax considerations. These comparisons are intended to assist the holders of units in understanding how their investment will be changed if they receive our common shares on redemption of their units. This discussion is only a summary and does not constitute a complete discussion of these matters. The holders of units should carefully review the balance of our prospectus and the registration statement of which this prospectus is a part for additional important information.
Form of Organization and Assets Owned
     The Partnership is organized as a Delaware limited partnership. The Partnership owns interests in properties and its subsidiary partnerships and limited liability companies. The Partnership’s purpose is to conduct any business that may be lawfully conducted by a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act. However, business must be conducted in a manner that permits us to qualify as a REIT unless we otherwise cease to qualify as a REIT.
     We are a Maryland real estate investment trust. We have elected and intend to be taxed as a REIT under the Code, commencing with the taxable year ended December 31, 1998. We intend to maintain our qualification as a REIT. Our primary asset is our interest in the Partnership, the Partnership subsidiaries and in our direct subsidiaries, which gives us an indirect investment in the properties and subsidiaries of the Partnership. Under our declaration of trust, we may engage in any lawful activity permitted under Maryland law in furtherance of our purpose of performing any and all activities that are lawful for a Maryland real estate investment trust. However, under the partnership agreement, we, as general partner, have agreed that all of our business activities shall be conducted, either directly or indirectly, through or for the benefit of the Partnership.
Additional Equity
     The Partnership may issue units (which are substantially equivalent to our common shares), preferred units and other partnership interests (including partnership interests of different series or classes that may be senior to units) in exchange for additional capital contributions, on terms that we determine, as the Partnership’s sole general partner. In exchange for capital contributions, the Partnership may issue units, preferred units and other partnership interests to us, may issue units, preferred units and other partnership interests to existing limited partners and others, and may admit third parties as additional limited partners. As long as the Partnership is in existence, the proceeds of all equity capital raised by us will be contributed to the Partnership in exchange for units, preferred units or other partnership units whose terms will be substantially equivalent to the terms of the securities that we sell to raise such capital.
     Our Board of Trustees may, in its discretion, authorize the offer and sale of additional common shares or preferred shares (including shares of different series or classes that may be senior to common shares). Our Board or a committee thereof may also set the offering price for our shares. Our Board is also permitted to increase the aggregate number of shares or the number of shares of any class or series without any action by our shareholders.
     We may also raise capital by selling debt securities or entering into loan or financing arrangements with third parties. Properties of Partnership subsidiaries have been pledged, and other properties and assets of the Partnership or its subsidiaries may also be pledged as security for such debt. We will contribute any borrowed funds to the Partnership as a loan, except in limited circumstances described in the partnership agreement. As long as the Partnership is in existence, the proceeds of all debt capital raised by us will be contributed to the Partnership in exchange for partnership units whose terms will be substantially equivalent to the terms of the securities that we sell to raise such capital.
Management Control
     We exercise all management powers over the business and affairs of the Partnership as the general partner. No limited partner of the Partnership has any right to participate in or exercise control or management power over the business and affairs of the Partnership. We cannot be removed as general partner by the holders of units with or without cause.
     We are managed under the direction of our Board of Trustees. We are required under our declaration of trust to hold an annual meeting for the election of trustees. Our Board of Trustees may alter or eliminate business policies without a vote of the shareholders. Accordingly, except for their vote in the election of trustees, shareholders have no control over our policies.
Voting Rights
     General. We generally may amend the partnership agreement as we deem necessary, without the consent of limited partners. The limited partners have the right to vote on the following amendments to the partnership agreement, which require the consent of limited partners, other than us in our capacity as a limited partner, holding at least two-thirds of the equity ownership of the Partnership:
•	an amendment affecting the operation of the redemption right or conversion formula for units, except as provided in the partnership agreement, in a manner adverse to the limited partners;

•	an amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them, other than with respect to the issuance of additional units pursuant to Section 4.02 of the partnership agreement;

•	an amendment that would alter the Partnership’s allocations of profit and loss to the limited partners in a manner adverse to limited partners, other than with respect to the issuance of additional units pursuant to Section 4.02 of the partnership agreement;

•	an amendment that would impose on the limited partners any obligation to make additional capital contributions to the Partnership;

•	an amendment to Section 8.07 of the partnership agreement (which provides for certain registration rights) in a manner adverse to any limited partner; and

•	an amendment to Article XI of the partnership agreement relating to when limited partner consent is required.
     Each outstanding common share owned by a shareholder entitles that holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. The right to vote is subject to the provisions of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, which are described under “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws — Restrictions on Ownership and Transfer.” There is no cumulative voting in the election of trustees, which means that, under Maryland law and our declaration of trust, the holders of a plurality of our outstanding common shares can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.
     Holders of our common shares will not have any right to:
•	convert the common shares into any other security;

•	have any funds set aside for future payments;

•	require us to repurchase the common shares; or

•	purchase any of our securities, if other securities are offered for sale, other than as a member of the general public.
     Subject to the terms of our declaration of trust regarding the restrictions on transfer of shares of beneficial interest, each common share has the same dividend, distribution, liquidation and other rights as each other common share.
     Under our declaration of trust and bylaws, and Maryland law, all matters submitted to the shareholders for approval, except for those matters listed below, are approved if a majority of all the votes cast at a meeting of shareholders duly called and at which a quorum is present are voted in favor of approval. The following matters require approval other than by a majority of all votes cast:
•	our intentional disqualification as a real estate investment trust or revocation of our election to be taxed as a real estate investment trust (which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter);

•	the election of trustees (which requires a plurality of all the votes cast at a meeting of our shareholders at which a quorum is present);

•	the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the number of common shares outstanding and entitled to vote on such a matter); and

•	the amendment of our declaration of trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under circumstances specified in our declaration of trust that require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter).
     Our declaration of trust permits our trustees by a two-thirds vote to amend our declaration of trust from time to time to qualify as a real estate investment trust under Maryland law without the approval of our shareholders. Our declaration of trust permits our Board of Trustees to amend our declaration of trust to increase or decrease the total number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue without approval by our shareholders.
     Vote Required to Dissolve Capital Automotive or the Partnership. Limited Partners will have no right to vote to dissolve the Partnership. Under the partnership agreement, the Partnership will dissolve upon any of the following events:
•	the bankruptcy of the general partner;

•	90 days after the sale or disposition of all or substantially all of the assets of the Partnership;

•	the redemption of all limited partnership interests; or

•	our election, as general partner, to dissolve the Partnership.
     Under our declaration of trust, our shareholders may elect to terminate our existence upon the affirmative vote of two-thirds of all votes entitled to be cast on the matter.
     Vote Required to Sell Assets or Merge. Under the partnership agreement, the disposition of all or substantially all of the Partnership’s assets or merger or consolidation of the Partnership requires the consent of limited partners, including our approval in our capacity as a limited partner, holding at least two-thirds of the equity ownership of the Partnership. The sale of less than all or substantially all of the properties and assets of the Partnership does not require the approval of the limited partners. We hold a majority of limited partnership interests in the Partnership.
     Under our declaration of trust, the sale of all or substantially all of our assets or a merger or consolidation requires the approval of our Board of Trustees and the holders of a majority of all votes entitled to be cast on the matter. The sale of less than 90% of our total assets within a 12-month period does not require the approval of our shareholders.
Duties of General Partner and Trustees
     Under Delaware law, we, as general partner, have a duty of care to the Partnership and are accountable to the Partnership as a fiduciary. Consequently, we are required to exercise good faith in all of our dealings with respect to partnership affairs. However, under the partnership agreement, we, and our officers and trustees, are not liable for monetary damages for losses sustained or liabilities incurred by partners as a result of errors of judgment or acts or omissions if we, or they, acted in good faith.
     Under our declaration of trust, our trustees must perform their duties in good faith. Any determination made in good faith by our Board concerning its powers and authority will be conclusive.
Management Liability and Indemnification
     As a matter of Delaware law, we, as the general partner, have liability for the payment of the obligations and debts of the Partnership unless limitations upon such liability are stated in the document or instrument evidencing the obligations. Under the partnership agreement, the Partnership has agreed to indemnify us, certain other persons, and our officers and trustees, for any and all losses, claims, damages, liabilities, joint or several; expenses, including reasonable legal fees and expenses; judgments; fines; settlements; and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership, unless it is established that: (1) our act or omission, or the act or omission of any officer or trustee, was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) we, or the officer or trustee, actually received an improper benefit in money, property or services; or (3) in the case of any criminal proceeding, we, or the officer or trustee, had reasonable cause to believe that the act or omission was unlawful. Any indemnification is payable only out of the assets of the Partnership.
     The reasonable expenses incurred by an indemnitee may be reimbursed by the Partnership before the final disposition of the proceeding. First, however, the indemnitee must deliver to the Partnership an affirmation of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking that the indemnitee shall repay the amount if it is determined that such standard was not met.
     Our declaration of trust contains a provision which eliminates the liability of our trustees and officers and shareholders to the fullest extent permitted by Maryland law, as in effect from time to time. The bylaws provide indemnification to trustees and officers to the maximum extent permitted by Maryland law, as in effect from time to time. This indemnification generally operates to the same extent that the trustees and officers have indemnification rights under the partnership agreement (in their capacity as officers and trustees of the general partner of the Partnership) as described above.
     We and the Partnership may also indemnify costs and expenses of shareholders, employees and agents to the maximum extent permitted by law and authorized by our trustees.
Anti-Takeover Provisions
     Except in limited circumstances (see “— Voting Rights”), we have exclusive management power over the business and affairs of the Partnership. We may not be removed as general partner by the limited partners with or without cause. A limited partner generally may not transfer its units without our consent unless:
•	the transfer is a result of the exercise of a redemption right;

•	the transfer is to an affiliate, subsidiary or successor-in-interest of such limited partner organized as a corporation or other business entity; or

•	the transfer is for donative purposes to an immediate family member or trust owned by the limited partner or his immediate family members.
     The limited partners may pledge units as collateral for any borrowing from an institutional lender with our consent.
     Our declaration of trust and bylaws contain a number of provisions that may delay or discourage an unsolicited proposal for an acquisition involving us and may prevent or delay the removal of incumbent trustees or management. These provisions include:
•	authorized shares that may be issued as preferred shares in the discretion of our Board of Trustees, with voting or other rights superior to the common shares;

•	a requirement that trustees be removed only for cause, only at a meeting of shareholders and only by the affirmative vote of two-thirds of the aggregate number of votes then outstanding and entitled to vote generally in the election of our trustees; and

•	provisions designed to avoid concentration of share ownership in a manner that would jeopardize our status as a REIT under the Code. See “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws — Restrictions on Ownership and Transfer.”
     Maryland law also contains certain provisions which could delay, defer or prevent a change of control or other transaction. See “Certain Provisions of Maryland Law and the Declaration of Trust and Bylaws.”
Compensation, Fees and Distributions
     We do not receive any compensation for our services as general partner of the Partnership. As a partner in the Partnership, however, we have the same right to receive pro rata allocations and distributions as other partners of the Partnership. In addition, the Partnership generally will reimburse us for all expenses incurred relating to our ongoing operation and business and any offering of additional partnership interests in the Partnership. The Partnership will also pay the compensation of our officers and employees providing services to the Partnership.
     Our officers and outside trustees receive compensation for their services.
Liability of Limited Partners and Shareholders
     Under the partnership agreement and applicable Delaware law, a holder of units or exchangeable preferred units generally is not liable for the Partnership’s debts and obligations unless the holder participates in the control of the Partnership business. Any limited partner who receives distributions that the limited partner knows have been made in violation of applicable Delaware law is liable to the Partnership for the amount of the distribution.
     Under Maryland law, our shareholders will not be personally liable for any obligation of ours solely by reason of being a shareholder. Under our declaration of trust, our shareholders are not liable for our debts or obligations by reason of being a shareholder and will not be subject to any personal liability, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of being a shareholder.
     Notwithstanding these limitations, common law theories of “piercing the corporate veil” may be used to impose liability on shareholders in certain instances. Also, to the extent, that we conduct operations in another jurisdiction where the law of that jurisdiction
•	does not recognize the limitations of liability afforded by contract, Maryland law and our declaration of trust; and

•	does not provide similar limitations of liability applicable to real estate investment trusts or other trusts, a third party could attempt, under limited circumstances, to assert a claim against our shareholders based on our obligations.
Liquidity
     We may not transfer or assign any of our general partnership interest or withdraw as a general partner except as a result of certain extraordinary transactions such as a merger, consolidation or other combination or sale of all or substantially all Partnership assets (which requires the consent of limited partners). We may not transfer our units except to a successor general partner with the consent of limited partners (other than us, in our capacity as limited partner) holding a majority in interest of the limited partners. We have agreed that we will hold at least a 20% ownership interest in the Partnership at all times.
     A limited partner may generally not transfer its units without our consent unless:
•	the transfer is a result of the exercise of a redemption right;

•	the transfer is to an affiliate, subsidiary or successor-in-interest of such limited partner organized as a corporation or other business entity; or

•	the transfer is for donative purposes to an immediate family member or trust owned by the limited partner or his immediate family members.
     The limited partners may pledge units as collateral for any borrowing from an institutional lender with our consent.
     The common shares received by a unitholder on redemption will be freely transferable as registered securities under the Securities Act, subject to prospectus delivery and other requirements for registered securities under federal or state law.
Taxes
     The Partnership is not subject to federal income taxes. Instead, each holder of units includes his allocable share of the Partnership’s taxable income or loss in determining his individual federal income tax liability.
     Income and loss from the Partnership generally are subject to the “passive activity” limitations. Under the “passive activity” rules, income and loss from the Partnership that is considered income and loss from a “passive activity” generally can be offset only against income and loss from other investments that constitute “passive activities,” unless the Partnership is considered a “publicly traded partnership,” in which case income and loss from the Partnership can be offset only against other income and loss from the Partnership.
     Cash distributions from the Partnership are not taxable to a holder of units except to the extent they exceed such holder’s basis in his interest in the Partnership, which includes such holder’s allocable share of the Partnership’s debt.
     Each year, holders of units receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.
     Holders of units are required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Partnership owns property, even if they are not residents of those states.
     We have elected and intend to be taxed as a REIT. So long as we qualify as a REIT, we will be permitted to deduct distributions paid to our shareholders, which effectively will reduce the “double taxation” that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends.
     Distributions paid by us are treated as “portfolio” income and cannot be offset with losses from “passive activities.”
     Distributions made by us to our taxable domestic shareholders out of current or accumulated earnings and profits are taken into account by them as ordinary income. Distributions in excess of current or accumulated earnings and profits that are not designated as capital gain dividends are treated as a non-taxable return of basis to the extent of a shareholder’s adjusted basis in our common shares, with the excess taxed as capital gain. Distributions that are designated as capital gain dividends generally are taxed as gains from the sale or exchange of a capital asset held for more than one year, to the extent they do not exceed our actual net capital gain for the taxable year. We may elect to require our shareholders to include our undistributed net capital gains in their income. If we so elect, shareholders would include their proportionate share of such gains in their income and be deemed to have paid their share of the tax paid by us on such gains. Each year, shareholders will receive Form 1099, the form that is used by corporations to report dividends paid to their shareholders. Shareholders who are individuals generally are not required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to our operations and distributions. We may be required to pay state income taxes in certain states.
FEDERAL INCOME TAX CONSEQUENCES
     The following sections summarize the federal income tax issues that you, as a redeeming limited partner and potential shareholder, may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “–Taxation of Tax-Exempt U.S. Shareholders” below), financial institutions and broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “–Taxation of Non-U.S. Shareholders” below).
     The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
     We urge you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of purchasing, owning and disposing of our securities, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.
Tax Consequences of Redemption
     The following discussion summarizes certain federal income tax considerations that may be relevant to a limited partner who exercises his right to require the Partnership to redeem his units.
     Tax Treatment of Redemption of Units. If Capital Automotive assumes the redemption obligation and purchases units from a limited partner, the partnership agreement provides that the redemption will be treated by Capital Automotive, the Partnership, and the redeeming limited partner as a sale of units by the limited partner to Capital Automotive. The sale will be fully taxable to the limited partner, and he will realize for tax purposes an amount equal to the sum of the cash or the value of the common shares received in exchange for the units, plus the amount of any partnership liabilities allocable to the redeemed units at the time of the purchase.
     If Capital Automotive does not elect to assume the obligation to redeem a limited partner’s units, then the Partnership will redeem the units for cash. If the Partnership redeems the units for cash contributed by Capital Automotive, the redemption likely would be treated for tax purposes as a sale of such units in a fully taxable transaction. In that event, the redeeming partner will realize an amount equal to the sum of the cash received in connection with the redemption, plus the amount of any partnership liabilities allocable to the redeemed units at the time of the redemption. The determination of the amount of gain or loss in the event of sale treatment is discussed more fully below.

     If the Partnership redeems units for cash that is not contributed by Capital Automotive to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Partnership redeems less than all of the units owned by a limited partner, (1) the limited partner would not be permitted to recognize any loss occurring on the transaction and (2) the limited partner would recognize taxable gain only to the extent that the sum of the cash and the amount of any partnership liabilities allocable to the redeemed units exceeds his adjusted basis in all of his units immediately before the redemption.
     Tax Treatment of Disposition of Units by Limited Partner Generally. If a unit is redeemed in a manner that is treated as a sale of the unit, or if a limited partner otherwise disposes of a unit (other than in a transaction that is treated as a redemption for tax purposes), the determination of gain or loss from such sale or other disposition will be based on the difference between the amount realized for tax purposes and the tax basis in such unit. See “—Basis of Units.”
     Upon the sale of a unit, the “amount realized” will be measured by the sum of the cash and fair market value of other property (e.g., common shares) received, plus the amount of any partnership liabilities allocable to the unit sold. To the extent that the amount realized exceeds the limited partner’s basis in the unit sold, the limited partner will recognize gain. The amount of gain recognized, or the tax liability resulting from such gain, could exceed the amount of cash and the value of any other property received during the sale.
     Except as described below, any gain recognized upon a sale or other disposition of units will be treated as gain attributable to the sale or disposition of a capital asset. However, the excess of (A) the amount realized upon the sale of a unit that is attributable to a limited partner’s share of the Partnership’s “unrealized receivables” (as defined in Section 751 of the Code) over (B) the basis attributable to those assets will be ordinary income. Unrealized receivables include, to the extent not previously included in the Partnership’s income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Partnership had sold its assets at their fair market value at the time of the transfer of a unit. Also, in the case of a redemption treated as a sale or exchange, a portion of such gain may be treated as “section 1250 capital gain” subject to a tax rate that is higher than is applied to other long-term capital gain.
     Basis of Units. In general, if a limited partner is treated as having received units upon liquidation of a partnership, he will have an initial tax basis in his units (“Initial Basis”) equal to his basis in his interest in the liquidated partnership. Similarly, in general, if a limited partner received his units in exchange for a contribution of a partnership interest or other property to Partnership, he will have an Initial Basis equal to his basis in the contributed partnership interest or other property.
     A limited partner’s Initial Basis generally is increased by (1) his share of the Partnership’s income and (2) increases in his share of the Partnership’s liabilities (including any increase in his share of liabilities occurring in connection with the transactions resulting in the issuance of the units).
     Generally, a limited partner’s basis in his units is decreased (but not below zero) by (1) his share of the Partnership’s distributions, (2) decreases in his share of the Partnership’s liabilities (including any decrease in his share of liabilities occurring in connection with the transactions resulting in the issuance of the units), (3) his share of the Partnership’s losses and (4) his share of the Partnership’s nondeductible expenditures that are not chargeable to capital.
     Potential Application of Disguised Sale Regulations to a Redemption of Units. There is a risk that a redemption of units may cause the limited partner’s original transfer of property to the Partnership in exchange for units to be treated as a “disguised sale” of property.
     The Code and the related Treasury regulations (the “Disguised Sale Regulations”) generally provide that, unless an exception applies, if (A) a partner contributes property to a partnership and (B) a partnership at the same time or afterwards transfers money or other consideration (including the assumption of or taking subject to a liability) to the partner, then the transaction will be presumed to be a sale, in whole or in part, of the property by the partner to the partnership.

     The Disguised Sale Regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner’s contribution of property to the partnership, the transactions will, when viewed together, be presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If the partner does not treat such transactions occurring within two years of each other as a sale, then with certain limited exceptions, disclosure to the Internal Revenue Service is required. The Disguised Sale Regulations also provide that, if two years have passed between the contribution of property and the transfer of money or other consideration from the partnership to a partner, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale. A Disguised Sale may exist in cases in which the transfers are not made simultaneously only if based on all the facts and circumstances the later transfer is not dependent on the entrepreneurial risks of partnership operations.
     Accordingly, if the Partnership redeems a unit, the Internal Revenue Service could argue that the Disguised Sale Regulations apply, because the redeeming limited partner will receive cash or common shares after he has contributed property to the Partnership. Moreover, if the redemption occurs within two years of the property contribution, disclosure to the Internal Revenue Service will be required unless the redeeming partner treats the combined transactions as a sale. If the Internal Revenue Service were to take such a position and sustain it in court, the original issuance of the units could be taxable as a disguised sale under the Disguised Sale Regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Code, subject to certain limitations.
Taxation of Capital Automotive REIT
     We elected to be taxed as a REIT under the federal income tax laws when we filed our 1998 tax return. We have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.
     In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to our taxable years ended through December 31, 2004; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code, and our current method of operation will enable us to meet the requirements for qualification as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the IRS or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, no assurance can be given that our actual operating results will satisfy the qualification tests. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “–Requirements for REIT Qualification–Failure to Qualify.”
     As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:
•	we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders;

•	we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•	we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “–Requirements for REIT Qualification – Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied by (ii) a fraction intended to reflect our profitability;

•	if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•	if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•	if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•	if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)), we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax is the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.
Requirements for REIT Qualification
     In order to qualify as a REIT, we must be a corporation, trust or association and meet the following requirements:
1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the

Code;

5.	at least 100 persons are beneficial owners of our shares or ownership certificates;

6.	not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the U.S. Department of Treasury (“Treasury”); and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets.
     We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. We were not required to meet requirements 5 and 6 during 1998. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.
     We believe we have issued sufficient common shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our declaration of trust restricts the ownership and transfer of the common shares so that we should continue to satisfy requirements 5 and 6. The provisions of our declaration of trust restricting the ownership and transfer of the common shares are described in “Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws – Restrictions on Ownership and Transfer.”
     We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. We believe our direct corporate subsidiaries are qualified REIT subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.
     A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT, and impose a 100% tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length-basis.
     A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of the Partnership and of any other partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.
     Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:
•	At least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•	At least 95% of our gross income (excluding gross income from prohibited transactions and certain real estate liability hedges) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).
     The following paragraphs discuss the specific application of these tests to us.
     Rental Income. The Partnership’s primary source of income derives from leasing properties to dealer groups. The leases generally are on a “triple-net” basis, requiring the tenants to pay substantially all expenses associated with the operation of the properties, such as real estate taxes, insurance, utilities, services, maintenance and other operating expenses and any ground lease payments.
     Rents under the leases will constitute “rents from real property” only if the leases are treated as true leases for federal income tax purposes and are not treated as service contracts, joint ventures, financing arrangements or some other type of arrangement. The determination of whether the leases are true leases depends on an analysis of all surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:
•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner (e.g., whether the tenant has substantial control over the operation of the property or whether the tenant was required simply to use its best efforts to perform its obligations under the agreement);

•	the extent to which the property owner retains the risk of loss with respect to the operation of the property (e.g., whether the tenant bears the risk of increases in operating expenses or the risk of damage to the property); and

•	the extent to which the property owner retains the burdens and benefits of ownership of the property.
     We believe that each lease will be treated as a true lease for federal income tax purposes. Such belief is based, in part, on the following facts:

•	The Partnership (or its subsidiaries, as the case may be) and the tenants intend for each relationship between them to be that of a lessor and lessee and such relationship will be documented by lease agreements;

•	the tenants have the right to exclusive possession and use and quiet enjoyment of the properties during the term of the leases;

•	the tenants bear the cost of, and are responsible for, day-to-day maintenance and repair of the properties, and will dictate how the properties are operated, maintained and improved;

•	the tenants bear all of the costs and expenses of operating the properties during the terms of the leases;

•	the tenants benefit from any savings in the costs of operating the properties during the terms of the leases;

•	the tenants generally are required to indemnify the Partnership or its subsidiary against all liabilities imposed on the Partnership or its subsidiary during the term of the leases by reason of (a) injury to persons or damage to property occurring at the properties, or (b) the tenants’ use, management, maintenance or repair of the properties;

•	the tenants are obligated to pay rent for the period of use of the properties;

•	the tenants stand to reap substantial gains (or incur substantial losses) depending on how successfully they operate the properties;

•	the useful lives of the properties are significantly longer than the terms of the leases; and

•	the Partnership or its subsidiary will receive the benefit of increases in value, and will bear the risk of decreases in value, of the properties during the terms of the leases.
     If the IRS were to challenge successfully the characterization of the leases as true leases, the Partnership would not be treated as the owner of the property in question for federal income tax purposes and the Partnership would lose tax depreciation and cost recovery deductions with respect to such property, which in turn could cause us to fail to qualify as a REIT. See “–Distribution Requirements.”
     Shareholders should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially similar to those contained in the leases that address whether such leases constitute true leases for federal income tax purposes. If the leases are recharacterized as financing arrangements or partnership agreements, rather than true leases, part or all of the payments that the Partnership receives from the tenants may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, could lose REIT status. We received an opinion of counsel at the time of our initial public offering that the leases entered into at that time were true leases. We have also received an opinion of Pillsbury Winthrop Shaw Pittman LLP that the leases entered into as of the date hereof are true leases. Such opinions are not binding on the IRS. We will use our best efforts to structure any leasing transaction for properties acquired in the future such that the lease will be characterized as a “true lease” and the Partnership will be treated as the owner of the property in question for federal income tax purposes. The Partnership has generally entered into leases substantially similar to those entered into at the time of the initial public offering. We will not seek an advance ruling from the IRS and do not intend to seek an advance opinion of counsel that the Partnership will be treated as the owner of any other leased properties for federal income tax purposes, and thus there can be no assurance that future leases will be treated as true leases for federal income tax purposes.
     In addition, rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) only if several conditions are met under the REIT tax rules:
•	The rent must not be based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales. The Partnership has not entered into any lease based in whole or part on the net income of any person and does not anticipate entering into such arrangements unless we determined in our discretion that such arrangements will not jeopardize our status as a REIT.

•	Neither we nor someone who owns 10% or more of our shares may own 10% or more of a tenant from whom the Partnership receives rent. Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. The Partnership will use its best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT. We believe that the Partnership has not leased property to any related party tenant.

•	The rent attributable to any personal property leased in connection with a lease of property is no more than 15% of the total rent received under the lease. In general, the Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property would be less than 15% of total rent from that lease. If the Partnership leases personal property in connection with a future lease, it intends to satisfy the 15% test described above.

•	The Partnership generally must not operate or manage its property or furnish or render services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Partnership does not derive revenue. The Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant.” In addition, the Partnership may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as its income from the services does not exceed 1% of its income from the related property. The Partnership has not provided services to leased properties itself or through an independent contractor. In the future, the Partnership intends that any services provided will not cause rents to be disqualified as rents from real property.
     Based on the foregoing, we believe that rent from our leases should qualify as “rents from real property” for purposes of the 75% and 95% gross income tests. As described above, however, there can be no complete assurance that the IRS will not assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.
     On an ongoing basis, we will use our best efforts not to cause the Partnership to:
•	charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

•	rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT;

•	derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

•	perform services considered to be rendered to the occupant of the property that generate rents exceeding 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom we derive no revenue or if the provisions of such services will not jeopardize our status as a REIT.
     Because the Code provisions applicable to REITs are complex, however, we may fail to meet one or more of the foregoing.
     Interest Income. The Partnership may make loans to dealer groups for the development of property used by dealerships. Interest generally is qualifying income for purposes of the 95% gross income test. For purposes of the 75% and 95% gross income tests, amounts received or accrued (directly or indirectly) which are based in whole or in part on the income or profits of any person are generally not treated as interest. Interest will generally be treated as qualifying even if it is based (1) on a fixed percentage or percentages of receipts or sales or (2) on the income or profits of a debtor if the debtor derives substantially all of its gross income from the related property through the leasing of substantially all of its interests in the property, but only to the extent the amounts received by the debtor would be characterized as “rents from real property” if received by a REIT. Furthermore, to the extent that interest from a loan that is based on the cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision” (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property, which generally is qualifying income for purposes of the 75% and 95% gross income tests.
     Interest on obligations secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the Partnership or a subsidiary receives interest income with respect to a loan that is secured by both real property and other property and the principal amount of the loan exceeded the fair market value of the real property on the date the Partnership or the subsidiary acquired the loan, the interest income from the loan will be apportioned between the real property and the other property. This apportionment may cause us to recognize income that is not qualifying income for purposes of the 75% gross income test. We intend to structure any such financing arrangement such that we will continue to qualify as a REIT.
     Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:
•	that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.
     A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:
•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

•	the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

•	the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

•	the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).
     Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets (including those held by the Partnership and its subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. We may fail to comply with such safe-harbor provisions or may own property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”
     Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations to be prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. In addition, as discussed above in “–Taxation of Capital Automotive REIT,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.
     Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:
•	At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables), government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).
•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that our properties qualify as real estate assets.

•	“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

•	Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.
•	For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include our equity ownership of other REITs, the Partnership or any qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we generally may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, which does not include certain debt securities or our equity ownership in other REITs, the Partnership, any qualified REIT subsidiary or any taxable REIT subsidiary (the “10% asset test”) and (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 20% of the value of our total assets.
     We intend to select future investments so as to comply with the asset tests.
     If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
     Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or (ii) the failure is due to ownership of assets that exceed the amount in (i) above, the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.
     Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.
     We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.
     We will pay federal income tax on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “–Taxation of Taxable U.S. Shareholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred shares or additional common shares.
     We intend to calculate our REIT taxable income based upon the conclusion that the Partnership is the owner for federal income tax purposes of all of the properties. As a result, we expect that depreciation deductions with respect to all such properties will reduce our REIT taxable income. If the IRS were to successfully challenge this position, we might be deemed retroactively to have failed to meet the distribution requirement and would have to rely on the payment of a deficiency dividend in order to retain our REIT status.
     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.
     Record-Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding stock. We have complied, and we intend to continue to comply, with such requirements.
     Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.
     Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our earnings and profits, all distributions to shareholders would be taxable as ordinary income. Such distributions would, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual stockholders. Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.
     Taxation of Taxable U.S. Shareholders
     As used herein, the term “U.S. shareholder” means a holder of our common shares that for U.S. federal income tax purposes is
•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, some trusts in existence on August 20, 1996, and treated as U.S. persons prior to this date that elect to continue to be treated as U.S. persons, shall be considered U.S. shareholders.
     If a partnership, including an entity that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our securities, the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.
     Dividends and Other U.S. Shareholder Distributions. As long as we qualify as a REIT, a taxable U.S. shareholder must account for tax purposes distributions on our common shares out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations.
     In determining the extent to which a distribution constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common shares.
     A U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. shareholder has held its common shares. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. See “-Capital Gains and Losses” below. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
     A U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted basis in its shares, the U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends.
     Taxation of U.S. Shareholders on the Sale or Exchange of Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases substantially identical shares within the 61-day period beginning 30 days before and ending 30 days after the disposition.
     Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers is significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer generally may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
     Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 15% for taxable years beginning on or before December 31, 2008. The tax rate on “qualified dividend income” is the same as the maximum capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, the 15% rate does generally apply to:
•	a U.S. shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to Section 1250 property, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations; and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).
     Without legislation, the maximum tax rate on long-term capital gains will increase to 20% in 2009, and qualified dividend income will no longer be taxed at a preferential rate compared to ordinary income.
     Information Reporting Requirements and Back-up Withholding. We will report to our shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the back-up withholding rules, a U.S. shareholder may be subject to back-up withholding (at the rate of 28% through December 31, 2010 and thereafter at a rate of 31%) with respect to distributions unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from back-up withholding, and otherwise complies with the applicable requirements of the back-up withholding rules. A U.S. shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as back-up withholding will be creditable against the holder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-

foreign status to us. Information reporting and back-up withholding also generally applies to payment of the proceeds of a sale or other disposition of our securities before maturity.
     Taxation of Tax-Exempt U.S. Shareholders
     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations on our shares generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of our securities with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Section 501(c) of the Code are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our securities. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if it were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:
•	the UBTI Percentage is at least 5%;

•	we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•	we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).
     Tax-exempt entities will be subject to the rules described above, under the heading “—Taxation of Taxable U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.
     Taxation of Non-U.S. Shareholders
     The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our shares, including any reporting requirements. As used herein, the term “non-U.S. shareholder” means any beneficial owner of our shares that is not a U.S. shareholder.
     Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder (or beneficial owner in the case of shares owned through a pass-through entity that is not acting as a withholding foreign partnership or trust) provides IRS Form W-8BEN to us evidencing eligibility for that reduced rate, (ii) the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income, or (iii) the non-U.S. shareholder holds shares through a “qualified intermediary” that has elected to perform any necessary withholding itself.
     Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
     Capital Gain Dividends. Provided a non-U.S. shareholder owns common shares that are “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of such class of stock at any time during the taxable year, amounts designated as capital gains from our sale or exchange of “U.S. real property interests” (defined below) are treated as an ordinary dividend taxable as described above under “– Ordinary Dividends.”
     If the foregoing exceptions do not apply, for example because the non-U.S. shareholder owns more than 5% of a class of our stock, the non-U.S. shareholder incurs tax on distributions on his shares of that class of stock that are attributable to gain from our sale or exchange of “U.S. real property interests” under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.
     Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to our disposition of a United States real property interest generally will not be subject to U.S. federal income taxation, except as described below under “– Sale of Shares.”
     Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. We anticipate that we will continue to be a “domestically controlled REIT.” In addition, a non-U.S. shareholder that owns, actually or constructively, 5% or less of the outstanding shares in that class of shares at all times during a specified testing period will not incur tax under FIRPTA if the shares in that class are “regularly traded” on an established securities market. If neither of these exceptions were to apply, the gain on the sale of the shares would be taxed under FIRPTA, in which case a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).
     A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on the shareholder’s capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules.
     Back-up Withholding on Non-U.S. Shareholders. Back-up withholding (which generally is withholding at the rate of 28% through December 31, 2010, and thereafter at a rate of 31%, on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. As a general matter, back-up withholding and information reporting will not apply to a payment of the proceeds of a sale of shares effected at a foreign office of a foreign broker. Information reporting (but not back-up withholding) will apply, however, to a payment of the proceeds of a sale of shares by a foreign office of a broker that:
•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” for U.S. tax purposes (generally, a foreign corporation controlled by United States persons); or

•	that is a foreign partnership, if at any time during its tax year 50% or more of its income or capital interest are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of shares effected at a U.S. office of a broker is subject to both back-up withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Back-up withholding is not an additional tax. A non-U.S. shareholder may obtain a refund of excess amounts withheld under the back-up withholding rules by filing the appropriate claim for refund with the IRS.
Other Tax Consequences
     State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.
Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships
     The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     Classification as Partnerships. We are entitled to include in our income our distributive share of the Partnership’s income and to deduct our distributive share of the Partnership’s losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.
     Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that the Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.
     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% Passive Income Exception”).
     Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.
     We believe that the Partnership qualified for the Private Placement Exclusion in prior years and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future the Partnership might not qualify for the Private Placement Exclusion.
     If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that the Partnership will qualify for another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. It is possible that in the future the Partnership might not qualify for one of these exceptions.
     If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “–Requirements for REIT Qualification–Income Tests” and “–Requirements for REIT Qualification – Asset Tests.” In addition, any change in the Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “–Requirements for REIT Qualification – Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
     Income Taxation of the Partnership and its Partners. The partners of the Partnership are subject to taxation. The Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Partnership’s income, gains, losses, deductions and credits for any taxable year of the Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from the Partnership.
     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.
     Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our formation. Consequently, the Partnership’s partnership agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.
     In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference will generally be allocated to the contributing partners, including us, and will generally be allocated only their share of capital gains attributable to appreciation, if any, occurring after the closing of any offering of securities hereunder. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Partnership will cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “–Requirements for REIT Qualification–Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed assets at their agreed values.
     Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to the Partnership. The Partnership generally has elected to use the “traditional method with ceiling rule” for allocating Code Section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in us being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurred, a larger portion of shareholder distributions would be taxable income as opposed to the return of capital that might arise if another method were used. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to the Partnership in the future.
     Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnership;

•	increased by
•	our allocable share of the Partnership’s income, and

•	our allocable share of debt of the Partnership; and
•	reduced, but not below zero, by
•	our allocable share of the Partnership’s loss,

•	the amount of cash distributed to us, and

•	constructive distributions resulting from a reduction in our share of debt of the Partnership.
     If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the debt of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.
     Sale of the Partnership’s Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.
     Our share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “–Requirements for REIT Qualification – Income Tests.” We, however, do not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership’s trade or business.
SELLING SHAREHOLDERS
     The selling shareholders will have received any common shares they may offer for sale under our prospectus by redeeming units issued in connection with the contribution of real estate property to the Partnership. Under the partnership agreement, the holders of the 351,525 units have the right to redeem the units beginning July 31, 2005. If the unitholders request redemption by the Partnership, we may assume the obligation of the Partnership and may elect to purchase the units with common shares or with cash.

     The following table lists the selling shareholders, the number of common shares that would be issued if the units they hold were redeemed for common shares and the number of common shares that could be resold in this offering. We are registering our common shares under registration rights granted to such holders in the Partnership Agreement.

	Shares Beneficially Owned			Shares Beneficially Owned
	Prior to the Offering			After the Offering
	Number of
	Shares		Number of	Number of Shares
Name of Selling	Beneficially		Shares Being	Beneficially
Shareholder	Owned(1)	Percent(2)	Offered(3)	Owned(4)	Percent(2)(4)
L.G.S. Autonation, LLC	170,068	*	170,068	0	0%
David D. Smith	90,729	*	90,729	0	0%
S. Fader Family, LLC	90,728	*	90,728	0	0%

			351,525

*	Less than 1%.

(1)	The number of common shares beneficially owned prior to the offering and being offered pursuant to this prospectus represents units of limited partnership interest in the Partnership that are redeemable for our common shares, subject to certain exceptions, on a one-for-one basis. All of the 351,525 units to which these common shares relate were issued on June 30, 2004 and became eligible for redemption on July 31, 2005. Alternatively, the units are redeemable, at our option, for cash.

(2)	Based upon 46,453,994 common shares outstanding as of August 31, 2005.

(3)	Assumes our redemption of all of the units held by the selling shareholder for common shares on a one-for-one basis. The number of common shares that we could issue to the holders of units on redemption will be adjusted in the event of stock splits, stock dividends, issuance of certain rights, certain extraordinary transactions and similar events.

(4)	Assuming the sale of all of the shares being offered under this registration statement.

PLAN OF DISTRIBUTION
     This prospectus relates to our offering of up to 351,525 common shares if, and to the extent that, the holders of up to 351,525 units tender such units for redemption. The registration of these common shares does not necessarily mean that we will issue any of these shares, or, if issued, that the holders will offer or sell the common shares.
     We have paid for all expenses in connection with the registration statement. We will not pay any commissions or selling expenses in connection with the offering and sale of the common shares covered by this registration or the resale of those shares.
     We will not receive any proceeds from the offering and sale of our common shares to the holders on redemption of their units. We will acquire and own the units that are redeemed for shares.
     The holders or any of their pledgees, donees, transferees or other successors in interest may resell any common shares on a negotiated or competitive bid basis to or through one or more underwriters or dealers. Such shares may also be sold directly to institutional investors or other purchasers or through agents. To the extent required by law, any underwriter, dealer or agent involved in the offer and sale of such shares, and any applicable commissions, discounts and other items constituting compensation to such underwriters, dealers or agents, will be identified in a prospectus supplement. Such common shares may be sold from time to time in one or more transactions at a fixed price or prices (which may be changed) or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The offering price will be determined by the holders and may be higher or lower than the market price of the common shares on the Nasdaq National Market. The methods by which the shares may be sold include: (a) a block trade (which may include crosses) in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) an exchange distribution in accordance with the rules of the Nasdaq National Market; (e) privately negotiated transactions; (f) underwritten transactions and (g) any other legally available means. The holders and any underwriters, dealers or agents participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act.
LEGAL MATTERS
     Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership including professional corporations. In addition, the description of federal income tax consequences contained in this prospectus under “Federal Income Tax Consequences” is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Pillsbury Winthrop Shaw Pittman LLP.
EXPERTS
     Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2004 (including a schedule appearing therein), and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:
•	Public Reference Room Securities and Exchange Commission 100 F Street, N.E. Room 1580 Washington, D.C. 20549
     Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.
     The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of our prospectus, and all information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act (Exchange Act File No. 000-23733) from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made from the date of this prospectus until we sell all of the securities under this prospectus as supplemented. Notwithstanding the foregoing, we do not incorporate by reference any document or portion thereof that is “furnished” to the SEC.
•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005

•	Our Current Report on Form 8-K/A dated February 26, 1999 and filed with the SEC on March 11, 2005

•	Our Current Report on Form 8-K dated February 24, 2005 and filed with the SEC on March 2, 2005, as amended by our Current Report on Form 8-K/A dated February 24, 2005 and filed with the SEC on March 30, 2005

•	Our Current Report on Form 8-K dated May 10, 2005 and filed with the SEC on May 13, 2005

•	Our Current Report on Form 8-K dated June 1, 2005 and filed with the SEC on June 3, 2005

•	Our Current Report on Form 8-K dated September 2, 2005 and filed with the SEC on September 6, 2005

•	Our Current Report on Form 8-K dated September 9, 2005 and filed with the SEC on September 9, 2005

•	The description of the common shares contained in the Registration Statement on Form 8-A filed with the SEC on February 5, 1998
     Copies of these filings are available at no cost on our website, www.capitalautomotive.com. Amendments to these filings will be posted to our website as soon as reasonably practical after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Ms. Lisa M. Clements
Capital Automotive REIT
8270 Greensboro Drive
Suite 950
McLean, Virginia 22102
(703) 288-3075
     Our prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.
     You should rely only on the information in our prospectus, any prospectus supplement and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following table itemizes the expenses incurred, or to be incurred, by the Registrant in connection with the registration and issuance of the securities being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

Registration Fee — SEC	$1,604
Printing and Engraving Expenses	5,000	*
Accounting Fees and Expenses	10,000	*
Legal Fees and Expenses	15,000	*
Blue Sky Fees and Expenses	0	*
Miscellaneous (including listing fees)	5,000	*

Total	$36,604

*	Estimate
Item 15. Indemnification of Trustees and Officers
     Our declaration of trust and bylaws authorize us to indemnify our present and former trustees and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time under Maryland law. The Maryland General Corporation Law, as applicable to Maryland real estate investment trusts, currently provides that indemnification of a person who is a party, or threatened to be made a party, to legal proceedings by reason of the fact that such a person is or was a trustee, officer, employee or agent of a corporation, or is or was serving as a trustee, officer, employee or agent of a corporation or other firm at the request of a corporation, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, is mandatory in certain circumstances and permissive in others, subject to authorization by the board of trustees, a committee of the board of trustees consisting of two or more trustees not parties to the proceeding (if there does not exist a majority vote quorum of the board of trustees consisting of trustees not parties to the proceeding), special legal counsel appointed by the board of trustees or such committee of the board of trustees, or by the shareholders, so long as it is not established that the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith, was the result of active and deliberate dishonesty, involved such person receiving an improper personal benefit in money, property or services, or, in the case of criminal proceedings, such person had reason to believe that his or her act or omission was unlawful. Our officers and trustees are also indemnified pursuant to the Partnership’s partnership agreement and some of our officers are also indemnified pursuant to their employment agreements, which agreements are filed as exhibits hereto or incorporated by reference herein. We have purchased an insurance policy which purports to insure our officers and trustees against certain liabilities incurred by them in the discharge of their functions as such officers and trustees, except for liabilities resulting from their own malfeasance.
Item 16. Exhibits

Number	Description
2.1	Agreement and Plan of Merger dated as of September 2, 2005 by and among Capital Automative REIT, Capital Automative L.P., Flag Fund V LLC, CA Acquisition REIT and CALP Merger L.P. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on September 6, 2005 (File No. 000-23733) and incorporated herein by reference)

4.1	Amended and Restated Declaration of Trust of Capital Automotive REIT, as amended (previously filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 12, 2003 and incorporated herein by reference)

Number	Description
4.2	Second Amended and Restated Bylaws of Capital Automotive REIT, as amended (previously filed as Exhibit 3 to the Registrant’s Annual Report on Form 8-A filed with the SEC on December 10, 2003 (File No. 000-23733) and incorporated herein by reference)

4.3	Specimen Common Share certificate (previously filed as Exhibit 4.1 to the Registration Statement on Form S-11 (File No. 333-41183) and incorporated herein by reference)

4.4	Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 10.43 to the Registration Statement on Form S-3 (File No. 333-73183) and incorporated herein by reference)

4.5	First Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.01 to the Current Report on Form 8-K filed on August 3, 2001 (File No. 000-23733) and incorporated herein by reference)

4.6	Second Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004 and incorporated herein by reference)

4.7	Third Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.6 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 6, 2004 and incorporated herein by reference)

4.8	Fourth Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.7 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 6, 2004 and incorporated herein by reference)

4.9	Fifth Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 5, 2004 and incorporated herein by reference)

4.10	Sixth Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 5, 2004 and incorporated herein by reference)

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the offered securities being registered

8.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Ernst & Young LLP

23.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibits 5.1 and 8.1)

24.1**	Power of Attorney

*	Included with this filing.
**	Previously filed with this registration statement.
Item 17. Undertakings.
(a)	The undersigned registrants hereby undertake:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the undersigned registrant(s) pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a trustee, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on September 14, 2005.

CAPITAL AUTOMOTIVE REIT
By:	/s/ Thomas D. Eckert
Thomas D. Eckert
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Thomas D. Eckert Thomas D. Eckert	President and Chief Executive Officer and Trustee (principal executive officer)	September 14, 2005

/s/ David S. Kay David S. Kay	Senior Vice President, Chief Financial Officer and Treasurer (principal financial officer)	September 14, 2005

/s/ Lisa M. Clements Lisa M. Clements	Vice President and Chief Accounting Officer (principal accounting officer)	September 14, 2005

SIGNATURE	TITLE	DATE

*/s/ Craig L. Fuller	Trustee	September 14, 2005
Craig L. Fuller

*/s/ Paul M. Higbee	Trustee	September 14, 2005
Paul M. Higbee

*/s/ William E. Hoglund	Trustee	September 14, 2005
William E. Hoglund

David B. Kay	Trustee

*/s/ R. Michael McCullough	Trustee	September 14, 2005
R. Michael McCullough

*/s/ John J. Pohanka	Chairman of the Board and Trustee	September 14, 2005
John J. Pohanka

*/s/ Robert M. Rosenthal	Trustee	September 14, 2005
Robert M. Rosenthal

*/s/ Vincent A. Sheehy	Trustee	September 14, 2005
Vincent A. Sheehy

* By:	/s/ David S. Kay
David S. Kay Attorney-in-Fact

Exhibit Index

Number	Description
2.1	Agreement and Plan of Merger dated as of September 2, 2005 by and among Capital Automative REIT, Capital Automative L.P., Flag Fund V LLC, CA Acquisition REIT and CALP Merger L.P. (previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed on September 6, 2005 (File No. 000-23733) and incorporated herein by reference)

4.1	Amended and Restated Declaration of Trust of Capital Automotive REIT, as amended (previously filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 filed on August 12, 2003 and incorporated herein by reference)

4.2	Second Amended and Restated Bylaws of Capital Automotive REIT, as amended (previously filed as Exhibit 3 to the Registrant’s Annual Report on Form 8-A filed with the SEC on December 10, 2003 (File No. 0000-23733) and incorporated herein by reference)

4.3	Specimen Common Share certificate (previously filed as Exhibit 4.1 to the Registration Statement on Form S-11 (File No. 333-41183) and incorporated herein by reference)

4.4	Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 10.43 to the Registration Statement on Form S-3 (File No. 333-73183) and incorporated herein by reference)

4.5	First Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.01 to the Current Report on Form 8-K filed on August 3, 2001 (File No. 000-23733) and incorporated herein by reference)

4.6	Second Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.5 to the Annual Report on Form 10-K for the year ended December 31, 2003 filed on March 12, 2004 and incorporated herein by reference)

4.7	Third Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.6 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 6, 2004 and incorporated herein by reference)

4.8	Fourth Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.7 to Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 6, 2004 and incorporated herein by reference)

4.9	Fifth Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.1 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 5, 2004 and incorporated herein by reference)

4.10	Sixth Amendment to Second Amended and Restated Partnership Agreement of Capital Automotive L.P. (previously filed as Exhibit 4.2 to Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 5, 2004 and incorporated herein by reference)

5.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the offered securities being registered

8.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Ernst & Young LLP

23.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibits 5.1 and 8.1)

24.1**	Power of Attorney

*	Included with this filing.
**	Previously filed with this registration statement.